Exhibit 107
Calculation of Filing Fee Table
424B2
(Form Type)
DTE Energy Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	2025 Series A	Rule 457(r)	$1,100,000,000	99.845%	$1,098,295,000	.0001531	$168,148.96
	Total Offering Amounts					$1,098,295,000		$168,148.96
	Net Fee Due							$168,148.96

(1)
This registration fee table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form
S-3
(File
No. 333-264196)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.